March 28, 1994
                                                       Upon Receipt
                                                       Clifford J. Hebert, Jr.
                                                       (617) 357-9590



                     EASTERN UTILITIES ANNOUNCES EARNINGS
                         FOR FIRST TWO MONTHS OF 1994

    BOSTON, Mar. 28 -- Eastern Utilities Associates (NYSE Symbol: EUA)

announced today that in accordance with the provisions of the agreement of merger among EUA, EUA Cogenex Corporation and Northeast Energy Management,

Inc., of Brunswick, ME and the requirements of the Securities and Exchange

Commission regarding acquisitions accounted for as a pooling of interests, it was reporting on a one-time basis only, the results of operations for the period ending February 28, 1994.  EUA will resume reporting earnings on a quarterly basis beginning with the quarter ending March 31, 1994.

    Consolidated net earnings were $10.7 million, or 56 cents per common share, on revenues of $99.8 million for the two months ended Feb. 28, 1994,

compared with earnings of $8.4 million, or 49 cents per common share, on revenues of $91.8 million for the same period in 1993, Chairman and Chief

Executive Officer Donald G. Pardus announced today.

    For the 12 months ended Feb. 28, 1994, EUA's net earnings were $47.2 million -- $2.52 per common share -- on revenues of $574.5 million, versus earnings of $35.3 million or $2.07 per common share on revenues of $538.5 million for the same period a year ago.

    "The improvement in earnings for the two month period in 1994 as compared to the same period in 1993 was due mainly to an increase in kilowatthour sales of electricity by EUA's retail subsidiaries of 3.8% as a result of colder weather.  Earnings for the twelve month period in 1994 as compared to the same period in 1993 were positively affected by several factors including the increase in kilowatthour sales mentioned above, with the most significant factor being the utilization of investment tax credits during the 1993 tax year related to the December 1992 EUA Power Corp. Settlement Agreement which accounted for slightly more than one-half of the increase in earnings per share," Pardus said.

    EUA is a Boston-based investor-owned holding company whose shares are traded on the New York and Pacific Stock Exchanges.  Subsidiaries are

Blackstone Valley Electric Co., Eastern Edison Co., Newport Electric Corp.,

EUA Cogenex Corp., EUA Energy Investment Corp., EUA Ocean State Corp., EUA

Service Corp., and Montaup Electric Co.  Together, the companies are known as the EUA System.


                     EASTERN UTILITIES ASSOCIATES
                             Consolidated
                              (Unaudited)

                             Two Months Ended
                      February 28       February 28         Increase
                          1994              1993           (Decrease)

Operating Revenues   $ 99,811,826       $ 91,764,584      $ 8,047,242

Consolidated earnings
 applicable to EUA
 common shares       $ 10,736,444       $  8,431,838      $ 2,304,606

Average common shares
 outstanding           19,283,356         17,258,805        2,024,551

Consolidated earnings
 per share                 $ 0.56             $ 0.49           $ 0.07







                             Twelve Months Ended
                      February 28       February 28         Increase
                          1994              1993           (Decrease)

Operating Revenues   $574,524,459       $538,471,758      $36,052,701

Consolidated earnings
 applicable to EUA
 common shares       $ 47,235,728       $ 35,348,791      $11,886,937

Average common shares
 outstanding           18,718,404         17,105,261        1,613,143

Consolidated earnings
 per share                 $ 2.52             $ 2.07           $ 0.45